Exhibit 10.14(a)

ExpressJet Holdings, Inc.

Non-Employee Director Compensation

            The following compensation schedule applied to directors who were not employees of the Company in 2009:1

Annual Retainers

The highest applicable annual retainer amount of the amounts set forth below:

Director	$36,000 per year
Committee Chair (other than Audit)	$45,000 per year
Audit Committee Chair	$49,500 per year
Chairman of the Board	$54,000 per year

Meeting Fees

Each board meeting physically attended (Chair)	$2,700
Each board meeting physically attended (non-Chair)	$1,800
Each committee meeting physically attended	$1,800
Each board or committee meeting, telephonic participation	$ 900
Reimbursement of appropriate out-of-pocket expenses

Stock Grants*

•	$31,500 fair market value of restricted shares upon initial election to Board
•	$31,500 Black-Scholes value of stock options upon initial election to Board
•	$31,500 fair market value of restricted shares following each annual stockholders meeting
•	$31,500 Black-Scholes value of stock options following each annual stockholders meeting

The directors voluntarily elected in 2009 to forego annual grants, instead opting for an Annual Incentive Fee in the amount of $63,000 and participation in the ExpressJet Airlines 2009 Treasury Stock Purchase Plan.

Flight Benefits

            Benefits described in the Form of Amended and Restated Letter Agreement relating to certain flight benefits between the Company and our non-employee directors for whom we are able to secure such benefits (previously filed).

1 The compensation reflected in this summary reflects amounts that were payable following voluntary reductions taken in 2008.